LAW OFFICES OF ERIC STOPPENHAGEN

 244 Fifth Avenue

Suite 1878

New York, New York 10001

Tel: 949-903-0468

Fax: 949-258-5379

January 7, 2014

Re: SmooFi, Inc. (hereinafter the “Company”) Registration Statement on Form S-1, Relating to a maximum of 2,000,000 shares of SmooFi, Inc.’s Common Stock par value $.001 per share

Gentlemen:

Our firm has been requested by the Company to issue a legal opinion with respect to whether 2,000,000 shares of Common Stock to be registered pursuant to the registration statement on Form S-1 (the “Registration Statement”), which will be filed shortly by the Company with the Securities and Exchange Commission ( the “SEC”) for the purpose of registering such 2,000,000 shares (the "Shares") of Common Stock, par value $.001 per share, of the Company pursuant to the Securities Act of 1933, as amended (the "Act"), shall upon issuance, be duly and validly authorized, legally issued, fully paid and non-assessable.

In connection with rendering this opinion, we have examined the following (collectively the “Documents”) : (A) the Articles of Incorporation as filed with the State of Nevada; (B) the By-Laws of the Company, and (C) minutes dated January 5, 2014 of the Board of Directors of the Company approving the issuance of the Shares and their inclusion in the Registration Statement.

In our examination, we have assumed, without investigation, the following the authenticity of the Documents, the genuineness of all signatures to the Documents, the legal capacity of all persons who executed the Documents, the due authorization and valid execution by all persons who executed the Documents, the authenticity of all Documents submitted to us as originals, and that such Documents are free from any form of fraud, misrepresentation, duress or criminal activity, and the conformity of the originals of the Documents which were submitted to us as copies.

Solely for purposes of this opinion, you should assume that our investigation was and will be limited exclusively to the Documents.

In rendering this opinion, we have assumed the legal competency of all persons who executed the Documents and the due authorization, valid execution, delivery and acceptance of all Documents by all parties who executed the Documents.

No opinion is being rendered hereby with respect to the truth and accuracy, or completeness of the Registration Statement or any portion thereof.

Based upon the foregoing, it is our opinion that, subject to the limitations set forth herein, the Shares to be sold by the Company pursuant to the Registration Statement, will be duly and validly authorized, legally issued, fully paid and non-assessable when issued by the Company if the consideration for the Shares as required in the Registration Statement is received by the Company.

We consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to our firm in the Prospectus which is a part of the Registration Statement.

Very truly yours,

Law Offices of Eric Stoppenhagen

By: /s/ Eric Stoppenhagen

Eric Stoppenhagen